June 13, 1997

Marcam Solutions, Inc.
95 Wells Avenue
Newton, Massachusetts 02159

         Re:      Marcam Solutions, Inc.
                  Registration Statement on Form S-4
                  ----------------------------------

Ladies and Gentlemen:

         We are acting as counsel for Marcam Solutions, Inc., a Delaware corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, of up to 10,854,759 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") for the offer and sale to certain stockholders of Marcam Corporation pursuant to the terms of the Distribution Agreement by and between the Company and Marcam Corporation (the "Distribution Agreement"), all as more fully described in the Registration Statement.

         We have examined such documents, records and matters of law as we have deemed necessary for this opinion.

         We are members only of the Bar of the Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America, and the General Corporation Law of the State of Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued have been duly authorized and, when issued in accordance with the Distribution Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                Very truly yours,


                                TESTA, HURWITZ & THIBEAULT, LLP